Result of special meeting of shareholders held November 10, 2011

Shares outstanding on record date (August 12, 2011)	1,689,451,897.11
Total shares voting on November 10, 2011	998,846,394.60	(59.12% of shares outstanding)

Proposal 1: Election of directors

		Percent		Percent
	Votes	of shares	Votes	of shares
Director	for	voting for	withheld	withheld

Walter G. Borst	998,649,351.38	99.98%	197,043.22	0.02%
Gary Bruebaker	998,612,739.37	99.98	233,655.24	0.02
Paul N. Eckley	998,684,259.87	99.98	162,134.74	0.02
Beverly L. Hamilton	996,088,216.59	99.72	2,758,178.02	0.28
Raymond Kanner	996,123,125.07	99.73	2,723,269.53	0.27
Victor D. Kohn	998,653,751.99	99.98	192,642.61	0.02
L. Erik Lundberg	998,684,259.87	99.98	162,134.74	0.02
Helmut Mader	996,142,172.98	99.73	2,704,221.62	0.27
Luis Freitas de Oliveira	998,582,231.49	99.97	264,163.12	0.03
William B. Robinson	996,142,172.98	99.73	2,704,221.62	0.27
John P. Rohal	998,577,830.88	99.97	268,563.72	0.03
Aje K. Saigal	998,665,211.96	99.98	181,182.64	0.02
Shaw B. Wagener	998,653,751.99	99.98	192,642.61	0.02
David H. Zellner	998,649,351.38	99.98	197,043.22	0.02